Exhibit 99.3

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION CLOSES $155 MILLION IN

CONCURRENT PUBLIC OFFERINGS OF COMMON STOCK AND DEPOSITARY SHARES

REPRESENTING CONVERTIBLE PREFERRED EQUITY

RADNOR, PA (BusinessWire) October 17, 2012 – Penn Virginia Corporation (NYSE: PVA) today announced the closing of its previously announced concurrent public offerings of $40 million (8,000,000 shares) of common stock and $115 million of depositary shares (1,150,000 shares) each representing a fractional ownership interest in a share of convertible perpetual preferred stock (the “Preferred Equity”).

The depositary shares issued in the Preferred Equity offering reflect the full exercise of over-allotment options granted to the underwriters in the offering. In connection with the common stock offering, PVA has granted the underwriters a 30-day option to purchase up to 1,200,000 additional shares of common stock to cover overallotments.

The net proceeds from the common stock offering were approximately $38 million, after deducting underwriting commissions and expenses. The net proceeds from the Preferred Equity offering were approximately $111 million, after deducting underwriting commissions and expenses.

PVA intends to use the net proceeds from the offerings to repay the remaining outstanding borrowings under its revolving credit facility and for general corporate purposes.

In connection with the common stock offering, Credit Suisse Securities (USA) LLC, RBC Capital Markets and Wells Fargo Securities acted as joint book-running managers and Canaccord Genuity Inc., Scotiabank / Howard Weil and Johnson Rice & Company L.L.C. acted as co-managers. In connection with the Preferred Equity offering, Credit Suisse Securities (USA) LLC, RBC Capital Markets and Wells Fargo Securities acted as joint book-running managers and Capital One Southcoast, Inc. and Scotiabank / Howard Weil acted as co-managers.

Each of the offerings was made only by means of a prospectus and related prospectus supplement, which have been filed with the Securities and Exchange Commission (SEC). Copies of the prospectuses and related prospectus supplements for the offerings may be obtained from Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, or by calling 1-800-221-1037.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged primarily in the development, exploration and production of natural gas and oil in various domestic onshore regions including Texas, Oklahoma, Mississippi and Pennsylvania. For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for oil, natural gas liquids (“NGLs”) and natural gas; our ability to develop, explore for, acquire and replace oil and gas reserves and sustain production; our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations; any impairments, write-downs or write-offs of our reserves or assets; the projected demand for and supply of oil, NGLs and natural gas; reductions in the borrowing base under our revolving credit facility; our ability to contract for drilling rigs, supplies and services at reasonable costs; our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices; the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from estimated proved oil and gas reserves; drilling and operating risks; our ability to compete effectively against other independent and major oil and natural gas companies; our ability to successfully monetize select assets and repay our debt; leasehold terms expiring before production can be established; environmental liabilities that are not covered by an effective indemnity or insurance; the timing of receipt of necessary regulatory permits; the effect of commodity and financial derivative arrangements; our ability to maintain adequate financial liquidity and to access adequate levels of capital on reasonable terms; the occurrence of unusual weather or operating conditions, including force majeure events; our ability to retain or attract senior management and key technical employees; counterparty risk related to their ability to meet their future obligations; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters; uncertainties relating to general domestic and international economic and political conditions; and other risks set forth in our filings with the SEC.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offerings may be made only by means of a prospectus and prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The offerings will be made pursuant to an effective shelf registration statement, which was previously filed by PVA with the SEC, and prospectus supplements and accompanying prospectus, which were filed by PVA with the SEC.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com